CHAPMAN AND CUTLER
                     111 WEST MONROE STREET
                    CHICAGO, ILLINOIS  60603



                        December 26, 2000



Nike Securities L.P.
1001 Warrenville Road
Lisle, Illinois  60532

The Chase Manhattan Bank
4 New York Plaza, 6th Floor
New York, New York  10004-2413


     Re:                     FT 495

Gentlemen:

     We have acted as counsel for Nike Securities L.P., Depositor of FT 495 (the "Fund"), in connection with the issuance of units of fractional undivided interest in the Trust of said Fund (the "Trust"), under a Trust Agreement, dated December 26, 2000 (the "Indenture"), between Nike Securities L.P., as Depositor, The Chase Manhattan Bank, as Trustee, First Trust Advisors L.P., as Evaluator and First Trust Advisors L.P., as Portfolio Supervisor.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents we have deemed pertinent. The opinions expressed herein assume that the Trusts will be administered, and investments by a Trust from proceeds of subsequent deposits, if any, will be made, in accordance with the terms of the Indenture. The assets of the Trust will consist of a portfolio of shares of Closed-End Funds (the "Equity Securities") that are in regulated investment companies ("RICs") under the Code and, "zero coupon" U.S. Treasury bonds (the "Treasury Obligations") (collectively, with the Equity Securities the "Securities") as set forth in the Prospectus. For purposes of the following discussion and opinion, it is assumed that the Equity Securities constitute shares in funds qualifying as regulated investment companies for federal income tax purposes, the interest on the Treasury Obligations is included in gross income for Federal income tax purposes and the Treasury Obligations are debt for Federal income tax purposes. Neither the Sponsor nor its counsel has independently examined the assets to be deposited in and held by the Trusts.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing United States Federal income tax law:

     (i) The Trust is not an association taxable as a corporation for Federal income tax purposes but will be governed by the provisions of Subchapter J (relating to trusts) of Chapter 1, Internal Revenue Code of 1986 (the "Code");

     (ii) Each Unit holder will be considered the owner of a pro rata share of each Security of a Trust in the proportion that the number of Units held by a Unit holder bears to the total number of Units outstanding. Under subpart E, subchapter J of Chapter 1 of the Code, the income of the Trust will be treated as income of each Unit holder in the proportion described above, and an item of Trust income will have the same character in the hands of a Unit holder as it would have in the hands of the Trust. Each Unit holder will be considered to have received his pro rata share of income derived from each Trust asset when such income is considered to be received by the Trust. Each Unit holder will also be required to include in taxable income for federal income tax purposes, original issue discount with respect to his interest in any Treasury Obligation held by the Trust at the same time and in the same manner as though the Unit holder were the direct owner of such interest. Original issue discount will be treated as zero with respect to the Treasury Obligations if it is "de minimis" within the meaning of the Code and applicable Treasury Regulations.

     (iii) A Unit holder will have a taxable event when the Trust disposes of a Security (whether by sale, exchange, liquidation, redemption, payment at maturity or otherwise) or upon the sale or redemption of Units by such Unit holder. The price a Unit holder pays for his Units, generally including sales charges, is allocated among his pro rata portion of each Security held by the Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unit holder purchases his Units) in order to determine his tax basis for his pro rata portion of each Security held by the Trust. The Treasury Obligations are treated as stripped bonds and may be treated as bonds issued at an original issue discount as of the date a Unit holder purchases his Units. Because the Treasury Obligations represent interests in "stripped" U.S. Treasury bonds, a Unit holders tax basis for his pro rata portion of each Treasury Obligation held by the Trust (determined at the time he acquires his Units, in the manner described above) shall be treated as its "purchase price" by the Unit holder. Original issue discount is effectively treated as interest for federal income tax purposes and the amount of original issue discount in this case is generally the difference between the bonds purchase price and its stated redemption price at maturity. A Unit holder will be required to include in gross income for each taxable year the sum of his daily portions of original issue discount attributable to the Treasury Obligations held by the Trust as such original issue discount accrues and will in general be subject to federal income tax with respect to the total amount of such original issue discount that accrues for such year even though the income is not distributed to the Unit holders during such year to the extent it is not less than a "de minimis" amount as determined under Treasury Regulations relating to stripped bonds. To the extent the amount of such discount is less than the respective "de minimis" amount, such discount is generally treated as zero. In general, original issue discount accrues daily under a constant interest rate method which takes into account the semi-annual compounding of accrued interest. In the case of the Treasury Obligations, this method will generally result in an increasing amount of income to the Unit holders each year. For Federal income tax purposes, a Unit holder's pro rata portion such of distributions received by the Trust from the Equity Securities, other than distributions which are designated as capital gains dividends or exempt-interest dividends, are taxable as ordinary income to the extent of the RIC's current and accumulated "earnings and profits." A Unit holder's pro rata portion of dividends which exceeds such current and accumulated earnings and profits will first reduce a Unit holder's tax basis in such Security, and to the extent that such dividends exceed a Unit holder's tax basis in such Security, shall be treated as gain from the sale or exchange of property. Certain distributions on the Securities may qualify as "capital gain dividends," taxable to shareholders (and, accordingly, to the Unit holders as owners of a pro rata portion of the Securities) as long-term capital gain, regardless of how long a shareholder has owned such shares. Certain distributions on the Securities may qualify as "exempt interest dividends," which generally are excluded from a Unitholder's gross income for federal income tax purposes. Some or all of the exempt interest dividends, however, may be taken into account in determining a Unit holder's alternative minimum tax, and may have other tax consequences (e.g., they may affect the amount of your social security benefits that are taxed.) In addition, distributions of income and capital gains declared on Securities in October, November, or December will be deemed to have been paid to the shareholders (and, accordingly, to the Unit holders as owners of a pro rata portion of the Securities) on December 31 of the year they are declared, even when paid by the RIC during the following January and received by shareholders or Unit holders in such following year.

     (iv) A Unit holders portion of gain, if any, upon the sale or redemption of Units or the disposition of Securities held by the Trust will generally be considered a capital gain, except in the case of a dealer or a financial institution. A Unit holders portion of loss, if any, upon the sale or redemption of Units or the disposition of Securities held by the Trust will generally be considered a capital loss, except in the case of a dealer or a financial institution.

     (v) Gain or loss will be recognized to a Unit holder (subject to various nonrecognition provisions under the Code) upon redemption or sale of his or her Units, except to the extent an in kind distribution of Securities is received by such Unit holder from a Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his or her Units. Before adjustment, such basis would normally be cost if the Unit holder had acquired his or her Units by purchase. Such basis may be adjusted to reflect the accrual of original issue discount of the Treasury Obligations. Such basis will be reduced, but not below zero, by the Unit holder's pro rata portion of dividends except for designated capital gain dividends and exempt interest dividends paid by the RIC with respect to each Security which is not taxable as ordinary income. However, any loss realized by a Unit holder with respect to the disposition of his or her pro rata portion of the Equity Securities, to the extent such Unit holder has owned his or her Units for less than six months or a Trust has held the Securities for less than six months, will be disallowed to the extent of the exempt interest dividends the Unit holder received. If such loss is not entirely disallowed, it will be treated as long-term capital loss to the extent of the Unit holder's pro rata portion of any capital gain dividends received (or deemed to have been received) with respect to each Security. A Unit holder's basis in his Units and of his fractional interest in each Trust asset must be reduced, but not below zero, by the Unit holder's pro rata portion of dividends, except for designate capital gains and exempt interest dividends paid by a RIC, with respect to each Security which is not taxable as ordinary income.

     (vi) Under the Indenture, under certain circumstances, a Unit holder tendering Units for redemption may request an in kind distribution of Securities upon the redemption of Units or upon the termination of the Trust. As previously discussed, prior to the redemption of Units or the termination of the Trust, a Unit holder is considered as owning a pro
     rata  portion  of  each  of the  Trusts  assets.   The
     receipt of an in kind distribution will result in Unit holders receiving an undivided interest in Securities and possibly cash. The potential federal income tax consequences which may occur under an in kind distribution with respect to each Security owned by the Trust will depend upon whether or not a Unit holder receives cash in addition to Securities. A Unit holder will not recognize gain or loss with respect to a Security if a Unit holder only receives Securities in exchange for his pro rata portion of the Securities held by the Trust. However, if a Unit holder also receives cash in exchange for a fractional share of a Security held by the Trust, such Unit holder will generally recognize gain or loss based upon the difference between the amount of cash received for the fractional share by the Unit holder and his tax basis in such fractional share of a Security held by the Trust. The total amount of taxable gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rule described above by the redeeming Unit holder with respect to each Security owned by the Trust.

     Distributions  from  a  Trust  attributable   to   dividends
received by a Trust from the Securities will not be eligible for the dividends received deduction for corporations.

     Section 67 of the Code provides that certain itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by individuals only to the extent they exceed 2% of such individuals adjusted gross income. Unit holders may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions subject to this limitation.

     A Unit holder will recognize taxable gain (or loss) when all or part of his pro rata interest in a Security is either sold by the Trust or redeemed or when a Unit holder disposes of his Units in a taxable transaction, in each case for an amount greater (or less) than his tax basis therefor, subject to various non-recognition provisions of the Code.

     If a Unit holder disposes of a Unit, he or she is deemed thereby to have disposed of his or her entire pro rata interest in all Trust assets including his or her pro rata portion of all of a Trust's assets represented by the Unit.

     If more than 50% of the value of the total assets of the RIC consist of stock or securities in foreign corporations, the RIC may elect to pass through to its shareholders the foreign income and similar taxes paid by the RIC in order to enable its share-holders to take a credit (or deduction) for foreign income taxes paid by the RIC. If this election is made, Unit holders of a Trust, because they are deemed to own a pro rata portion of the Securities held by such Trust, as described above, must include in their gross income, for federal income tax purposes, both their portion of dividends received by such Trust from the RIC and also their portion of the amount which the RIC deems to be their portion of foreign income taxes paid with respect to, or withheld from, dividends, interest, or other income of the RIC from its foreign investments. Unit holders may then subtract from their federal income tax the amount of such taxes withheld, or else treat such foreign taxes as deductions from gross income; however as in the case of investors receiving income directly from foreign sources, the above described tax credit or deduction is subject to certain limitations.

     In addition it should be noted that capital gains can be recharacterized as ordinary income in the case of certain financial transactions that are "conversion transactions" effective for transactions entered into after April 30, 1993.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes or collateral tax
consequences   with  respect  to  the  purchase,  ownership   and
disposition of Units.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-52466) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                  Very truly yours,



                                  CHAPMAN AND CUTLER

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